Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

Insight Enterprises, Inc. (the “Company”) and Kenneth T. Lamneck (“Executive”) (together, the “Parties”) entered into an executive employment agreement as of December 14, 2009 (the “Prior Agreement”).  The Parties desire to enter into this Executive Employment Agreement (this “Agreement”) to replace the Prior Agreement and to set forth the terms and conditions of Executive’s employment with the Company effective as of October 14, 2021 (the “Effective Date”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.Position and Title.  The Company will employ Executive as its President and Chief Executive Officer (“CEO”) until the Company’s Board of Directors (the “Board”) names a successor CEO and the successor CEO assumes such position.  Subject to the terms and conditions of this Agreement, Executive agrees to resign as CEO and to continue in the employ of the Company in the capacity of Executive Vice President, Strategic Development as of the date on which the successor CEO assumes the position of CEO (the “Transition Date”).

2.Employment Commencement Date.  Executive commenced his employment as President and CEO of the Company under the terms of the Prior Agreement on January 1, 2010.

3.Duties and Responsibilities.  For the period preceding the Transition Date, Executive shall have such duties and responsibilities as are consistent with Executive’s position as President and CEO of the Company, as determined by the Board.  For the period following the Transition Date, Executive shall have such consulting and advisory duties and responsibilities as are determined by the Company’s successor CEO and Executive shall report to such successor CEO. Such duties shall include (i) evaluation of acquisition targets of the Company including appropriate valuation, (ii) recommendations on integration of acquired businesses including evaluation of personnel and systems, and (iii) management of partner relationships and strategic engagements.  In each case, Executive shall perform his duties faithfully and to the best of his ability.

4.Board of Directors.  For the period preceding the Transition Date, Executive shall serve as a member of the Board.  Executive agrees that he will resign his membership on the Board as well as the board of any and all subsidiaries or affiliated companies, as may be applicable, as of the Transition Date or as soon as his replacement shall be designated.  Executive agrees that he will execute any and all documents necessary to effect such resignations as of the Transition Date.

5.Location.  The location of Executive’s principal place of employment shall be in the Company’s principal executive offices; provided, however, that Executive shall travel and perform occasional services outside of this area as reasonably required for the proper performance of Executive’s duties under this Agreement.

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6.Term.  Subject to the provisions for earlier termination set forth in Section 8, the term of Executive’s employment under this Agreement shall commence on the Effective Date and shall continue until March 31, 2025 (the “Term”).

7.Compensation and Benefits.

(a)

Current Base Salary.  Executive shall continue to receive an annualized base salary at the rate of $1,020,000 (the “Current Base Salary”), payable in accordance with the Company’s payroll practices in effect from time to time.  The Current Base Salary shall continue in effect until the later of (i) December 31, 2021 or (ii) the Transition Date.

(b)

New Base Salary.  Following the later of January 1, 2022 or the Transition Date, Executive will no longer receive the Current Base Salary and will instead receive, throughout the Term of the Agreement, an annualized base salary at the rate of $300,000 (the “New Base Salary”), payable in accordance with the Company’s payroll practices in effect from time to time.

(c)

Annual Bonus.  For 2021, Executive shall be entitled to receive his annual incentive compensation on the basis of the Company’s 2021 performance and in accordance with the terms and conditions of the Company’s Cash Incentive Plan (the “Incentive Plan”), to be paid to Executive by March 31, 2022.  If Executive continues as CEO after December 31, 2021, Executive and the Board will determine, at the beginning of 2022, a mutually agreeable Incentive Plan for 2022.  If the Transition Date occurs on or before December 31, 2021, Executive will be entitled to his Incentive Plan award for 2021 but will not be entitled to any Incentive Plan awards for 2022 or any later year during the Term.

(d)

Equity Participation.  If Executive continues as CEO after December 31, 2021, Executive and the Board will determine, at the beginning of 2022, a mutually agreeable equity award for 2022, to be provided to Executive by February 28, 2022.  If the Transition Date occurs on or before December 31, 2021, Executive will not be entitled to any additional equity grants in 2022 or any later year during the Term.

(e)	Continued Vesting. For the avoidance of doubt, Executive shall continue to vest in his outstanding Restricted Stock Units (“RSUs”) during the Term, subject to the terms and conditions of those awards.
(f)

Employee Benefits.  During the Term, Executive shall be eligible to participate in all health benefits, insurance programs, retirement plans, and other employee benefit plans and programs generally available to other executive employees of the Company, including the Company’s annual Executive Physical Program, subject to the terms and conditions of such employee benefit plans and programs.

(g)	YPO Membership. During the Term, the Company shall pay for Executive’s continued participation in the CEO Tier of the YPO organization through the remainder of the Term.

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(h)	Administrative Support. Following the Transition Date and during the Term, Executive shall be entitled to up to five (5) hours of administrative support per week.
(i)

Business Expenses.  During the Term, Executive shall be entitled to reimbursement for reasonable business expenses incurred in the performance of his duties hereunder and in accordance with the Company’s expense reimbursement policies as they exist from time to time or as otherwise approved by the Board.

(j)	Vacation. Executive shall be entitled to paid vacation in accordance with the Company’s policies and procedures applicable to other executive employees of the Company, in effect from time to time.

8.Termination of Employment.  Prior to the expiration of the Term and before the Transition Date, Executive’s employment under this Agreement shall only terminate for one of the reasons listed in subsections (a) – (f) below.  On or after the Transition Date and prior to the expiration of the Term, Executive’s employment under this Agreement shall only terminate for one of the reasons listed in subsection (a), (d), or (e) below, provided that under subsection (d), Executive waives the right to assert “Good Reason” (as defined below) as a factor that prompted the resignation and waives the right to any benefits associated with such designation.  The reasons include:

(a)	Immediately upon the death of Executive;
(b)

After ten (10) days’ written notice by the Company to Executive on account of Executive’s Disability.  A “Disability” shall be deemed to exist if a medical doctor selected by the Company certifies that Executive is unable, despite reasonable accommodation, to perform the essential functions of his current position due to physical or mental illness, injury or other medical condition for a period of not less than six (6) full months in any twelve (12)-month period;

(c)	After ten (10) days’ written notice by the Company to Executive stating that Executive’s employment is being terminated without “Cause” (as defined below);
(d)

After ten (10) days’ written notice by the Executive to the Company stating that Executive is resigning from his employment with the Company for any reason other than “Good Reason” (as defined herein);

(e)	Immediately upon written notice by the Company to Executive for Cause. For purposes of this Agreement, “Cause” shall be defined as:
(i)	Executive’s indictment or conviction of a felony or the plea of guilty or nolo contendere to a felony charge;
(ii)	Executive’s gross misconduct or gross neglect related to Executive’s duties; or

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(iii)	Executive’s commission of any fraud, misappropriation, gross misconduct, or embezzlement in connection with Executive’s duties under the Agreement.
(f)

As provided in this Section 8(f), upon written notice by Executive to the Company stating that Executive is resigning from his employment with the Company for “Good Reason.”  For purposes of this Agreement, “Good Reason” shall be defined as:

(i)	Material diminution in Executive’s authority, duties or responsibilities without his consent; or
(ii)

A reduction in Executive’s Current Base Salary or New Base Salary, as applicable, without his consent, other than as part of a Company salary reduction program that includes all other senior executives of the Company;

provided, however, that Executive must resign within 180 days of the initial occurrence of either of the foregoing circumstances and must provide written notice to the Board of the facts and circumstances he alleges constitute Good Reason within ninety (90) days of the first occurrence of such fact or circumstance or Executive shall be deemed to have waived Executive’s right to terminate for Good Reason with respect to any such facts or circumstances; provided, further, that neither of the actions set forth in (i) and (ii) above shall constitute Good Reason if the action is cured or otherwise remedied by the Company within thirty (30) business days after receiving written notice from the Executive.  For the avoidance of doubt, Executive and Company agree that Executive’s resignation as the CEO and the Executive’s reduction in compensation following the Transition Date as set forth in this Agreement do not constitute Good Reason.

9.Compensation in the Event of Termination.

(a)

Cause or Resignation.  If Executive’s employment terminates under Section 8(d) or (e), Executive shall receive (i) payment of any earned but unpaid Current Base Salary or New Base Salary, as applicable, earned up to and including the date of termination, (ii) payment for accrued but unused vacation, and (iii) reimbursement of any unreimbursed business expenses (together, the “Accrued Obligations”).

(b)

Death or Disability.  If Executive’s employment terminates under Section 8(a) or (b), Executive, or Executive’s estate, if applicable, shall receive the Accrued Obligations, any vested benefits Executive, or Executive’s estate, may be entitled to receive under any Company disability or insurance plan or other applicable employee benefit plan, and a lump sum cash amount equal to the value of any unvested RSUs as of the Termination Date, all to be paid within sixty (60) days following the Termination Date.

(c)

Termination without Cause or for Good Reason.  If the Executive terminates Executive’s employment under the Agreement pursuant to Section 8(f) prior to the Transition Date or the Company terminates Executive’s employment pursuant to

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Section 8(c) at any time, Executive shall receive (i) the Accrued Obligations and (ii) severance pay in a lump sum amount equal to the New Base Salary due for the remainder of the Term (the “Severance Payment”), and (iii) a lump sum cash amount equal to the value of any unvested RSUs as of the Termination Date (the “RSU Payment”).  Subject to Section 16 herein, the Severance Payment and the RSU Payment will be paid in a single lump sum within sixty (60) days following Executive’s termination of employment; provided that (i) Executive has timely executed (and not revoked) a general release and waiver of all claims in a form acceptable to the Company and substantially similar to Exhibit A hereto (“General Release”) and (ii) any period of revocation applicable to such General Release has passed; provided further, that the General Release shall be made available to Executive no later than five (5) days following the date of Executive’s termination of employment under this Section 8(c).

10.Intellectual Property.

(a)

Proprietary Information.  Executive and the Company hereby acknowledge and agree that in connection with the performance of Executive’s duties under this Agreement, Executive shall be provided with or shall otherwise be exposed to or receive certain proprietary information of the Company.  Such proprietary information may include, but shall not be limited to, information concerning the Company’s customers and products, information concerning certain marketing, selling, and pricing strategies of the Company, and information concerning methods, manufacturing techniques, and processes used by the Company in its operations (all of the foregoing shall be deemed “Proprietary Information” for purposes of this Agreement).  Executive hereby agrees that any and all Proprietary Information shall be and shall forever remain the property of the Company, and that during the Term, and at all times thereafter, Executive shall not in any way disclose or reveal the Proprietary Information other than to the Company’s executives, officers and other employees and agents in the normal course of Executive’s performance of his employment duties hereunder.  The term “Proprietary Information” does not include information which (1) becomes generally available to the public other than as a result of a disclosure by Executive contrary to the terms of this Agreement, (2) was available on a non-confidential basis prior to its disclosure, or (3) becomes available on a non-confidential basis from a source other than Executive, provided that such source is not contractually obligated to keep such information confidential.

(b)

Trade Secrets.  During the Term this Agreement, Executive will have access to and become acquainted with various trade secrets which are owned by the Company or by its affiliates and are regularly used in the operation of their respective businesses and which may give the Company or an affiliate an opportunity to obtain an advantage over competitors who do not know or use such trade secrets.  Executive agrees and acknowledges that Executive will be granted access to these valuable trade secrets only by virtue of the confidential relationship created by Executive’s employment and fiduciary relationships to the Company.  Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly or use them in any

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way, either during the Term of this Agreement or at any time thereafter, except as required in the course of employment by Company and for its benefit.
(c)

Intellectual Property.  Executive acknowledges and agrees that all products, services, methods, know-how, procedures, processes, specifications, and anything of a similar nature that relate to the services to be provided by Executive to the Company, whether the same are derived from the use of Proprietary Information or otherwise developed or conceived of by Executive, shall be and shall remain the exclusive property of the Company.  Executive further agrees that for a period of one (1) year after the termination of Executive’s employment under this Agreement for any reason, there shall be an irrebuttable presumption that all products, services, methods, know-how, procedures, formulae, processes, specifications, and anything of a similar nature which relate to such services rendered hereunder developed, formulated, created, or conceived of by Executive were derived from the use of Proprietary Information or were otherwise developed, formulated, created, or conceived of by Executive during the Term, and, as such, the same shall be and shall remain the exclusive property of the Company.  Executive shall promptly disclose to the Company all written and graphic materials, computer software, inventions, discoveries and improvements authored, prepared, conceived or made by, for or at the direction of Executive during his employment hereunder and which are related to the business of the Company, and shall execute all such documents and instruments, including but not limited to any assignments and invention disclosure documents, as the Company may reasonably determine are necessary or desirable in order to give effect to the preceding sentence or to preserve, protect or enforce the Company’s rights with respect to any such work and any intellectual property therein.

(d)

Ownership of Documents and Return of Company Property.  The Company shall own all papers, records, books, drawings, documents, manuals, and anything of a similar nature (collectively, the “Documents”) prepared by Executive in connection with his employment.  The Documents shall be the property of the Company and are not to be used on other projects except upon Company’s prior written consent.  Upon termination of Executive’s employment for any reason, Executive shall surrender to Company any and all Documents, Company-owned property and any other property in Executive’s possession, custody, or control which contains or reflects in any manner any Proprietary Information or information which in any way relates to the Company’s business.

(e)	Company Defined. For purposes of this Section 10, the “Company” shall be interpreted to include the Company and all of its direct and indirect subsidiaries.

11.Restrictive Covenants.

(a)

Covenant Not To Compete.  In consideration of the Company’s agreements contained herein and the payments to be made by it to Executive pursuant hereto, Executive agrees that during the “Restricted Period” (as defined below) and so long as Company is not in material default of its obligations to provide payments to Executive hereunder, Executive will not, without prior written consent of

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Company, engage in a “Competing Business” within the “Restricted Territory” (both as defined below).  For purposes of this Agreement, Executive shall be deemed to be engaged in a “Competing Business” if, in any capacity, including proprietor, shareholder, partner, officer, director or employee, Executive engages or participates, directly or indirectly, in the operation, ownership or management of the activity of any proprietorship, partnership, company or other business entity which activity is competitive with the then actual business in which the Company and its operating subsidiaries and affiliates are engaged on the date of, or any business contemplated by such entities’ business plans in effect on the date of notice of, Executive’s termination of employment.  Nothing in this Section 11(a) or the Agreement is intended to (i) limit Executive’s ability to own equity in a public company constituting less than five percent (5%) of the outstanding equity of such company, when Executive is not actively engaged in the management thereof; or (ii) limit Executive’s ability to provide consulting services to a private equity firm or an investment banker regarding actual and potential investments by the private equity firm or investment banker in a Competing Business, so long as the Company (acting through the Chair of the Board of Directors) shall, prior to commencement of Executive providing such services for each project that Executive will be involved in, consent in writing to Executive’s role with such private equity firm or investment banker, which consent shall not be unreasonably withheld.  If requested by Executive, the Company shall furnish Executive with a good-faith written description of the business or businesses in which the Company is then actively engaged or which is contemplated by Company’s current business plan.

(b)

Non-Solicitation.  Executive recognizes that the Company’s clients are valuable and proprietary resources of Company.  Accordingly, Executive agrees that during the Restricted Period, Executive will not directly or indirectly, through Executive’s own efforts or through the efforts of another person or entity, solicit or accept business in the Restricted Territory for or in connection with any Competing Business from any individual or entity which obtained products or services from the Company during the twenty-four (24) months preceding Executive’s termination of employment with the Company.  In addition, during the Restricted Period, Executive will not solicit or accept business for or in connection with a Competing Business from any individual or entity which may have been solicited by Executive on behalf of the Company during the twenty-four (24) months preceding Executive’s termination of employment.  Further, during the Restricted Period, Executive will not solicit, hire or engage employees of the Company to engage in any Competing Business.

(c)

Non-Disparagement.  Executive agrees that, during the Term and thereafter, he will not, at any time, make, directly or indirectly, any oral or written public statements that are disparaging of the Company, its products or services, and any of its present or former officers, directors or employees.  The Company (limited to its officers

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and directors) agrees that it will not, at any time, make, directly or indirectly, any oral or written public statements that are disparaging of Executive.

(d)

Restricted Period.  For purposes of this Section 11, the “Restricted Period” shall include the Term and shall continue until the earlier of (i) thirty-six (36) months following termination of employment or (ii) March 31, 2026.

(e)

Restricted Territory.  Executive and the Company understand and agree that the Company’s business is not geographically restricted and is unrelated to the physical location of the Company facilities or the physical location of any Competing Business, due to extensive use of the Internet, telephones, facsimile transmissions and other means of electronic information and product distribution.  Executive and the Company further understand and agree that Executive will, in part, work toward expanding Company’s markets and geographic business territories and will be compensated for performing this work on behalf of Company.  Accordingly, the parties agree that the Restricted Territory will encompass, each and every location from which Executive could engage in a Competing Business in any country, state, province, county or other political subdivision in which the Company has clients, employees, suppliers, distributors or other business partners or operations as of the date of Executive’s termination or where the Company’s business plan clearly contemplates having operations as of the date of Executive’s termination.  If, but only if, this Restricted Territory is held to be invalid on the ground that it is unreasonably broad, the Restricted Territory shall include each location from which the Executive can conduct business in any of the following locations: each state in the United States in which the Company conducts sales or operations, each province within Canada in which the Company conducts sales or operations, and each political subdivision of the United Kingdom in which Company conducts sales or operations.  If, but only if, this Restricted Territory is held to be invalid on the grounds that it is unreasonably broad, then the Restricted Territory shall be any location within a fifty (50) mile radius of any Company office.

(f)

Remedies; Reasonableness.  Executive acknowledges and agrees that a breach by Executive of the provisions of this Section 11 will constitute such damage as will be irreparable and the exact amount of which will be impossible to ascertain and, for that reason, agrees that the Company will be entitled to an injunction to be issued by any court of competent jurisdiction restraining and enjoining Executive from violating the provisions of this Section 11.  The right to an injunction shall be in addition to and not in lieu of any other remedy available to the Company for such breach or threatened breach, including the recovery of damages from Executive.  Executive expressly acknowledges and agrees that: (1) the Restrictive Covenants contained in this Section 11 are reasonable as to time and geographical area and do not place any unreasonable burden upon Executive, (2) the general public will not be harmed as a result of enforcement of these Restrictive Covenants, and (3) Executive understands and hereby agrees to each and every term and condition of the Restrictive Covenants set forth in this Agreement.

(g)	Prior Agreements. Executive has previously entered into covenants and agreements with the Company with respect to the subject matter covered by this

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Section 11.  Executive and the Company agree that such prior covenants and agreements shall be amended by this Section 11 and that this Section 11 shall control for purposes of any other plan, program or agreement including, but not limited to, any equity or equity-like awards, with the Company with respect to the subject matter covered by this Section 11.

(h)

Survival of Covenants.  Executive expressly acknowledges and agrees that Executive’s covenants and agreements in this Section 11 shall survive this Agreement and continue to be binding upon Executive after the expiration or termination of this Agreement, whether by passage of time or otherwise.

(i)	Company Defined. For purposes of this Section 11, the “Company” shall be interpreted to include the Company and all of its direct and indirect subsidiaries.

12.Applicable Law.  This Agreement and any disputes or claims arising hereunder shall be construed in accordance with, governed by and enforced under the laws of the State of Arizona without regard for any rules of conflicts of law.

13.Company Policies.

(a)

General Company Policies.  Except where inconsistent with the terms of this Agreement, Executive agrees that he will be subject to, and comply with, the employment policies and procedures established by the Company from time to time.

(b)	Company Stock Ownership Guidelines. Executive agrees that he will be subject to the Company’s stock ownership guidelines.
(c)

Clawback.  To the extent required by law or Company policy, the Company may require Executive to repay to the Company any bonus or other incentive-based or equity-based compensation paid to Executive.  For example, in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, if the Company is required to restate its financial statements due to its material noncompliance, as a result of misconduct, with any financial reporting requirement under the federal securities laws, Executive may be required to repay any bonus or other incentive-based or equity-based compensation he receives from the Company during the twelve-month period following the first public issuance or filing with the U.S. Securities and Exchange Commission of the financial document embodying such financial reporting requirement, as well as any profits he realizes from the sale of the Company’s securities during this twelve-month period.

14.Section 16 of the Securities Exchange Act.  If, at the time Executive’s employment is terminated for any reason, Executive is a person designated to file pursuant to Section 16 of the Securities Exchange Act of 1934, Executive will provide to the Company a written representation in a form acceptable to the Company that all reportable pre-termination securities transactions relating to Executive have been reported.

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15.Withholding.  The Company may effect withholdings from the payments due to Executive under this Agreement for the payment of taxes and other lawful withholdings or required employee contributions, in accordance with applicable law.

16.Section 409A.

(a)

It is the intention of the Company and Executive that this Agreement not result in unfavorable tax consequences to Executive under Section 409A of the Code (“Section 409A”).  To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A.  The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A).  The Company and Executive agree to work together in good faith in an effort to comply with Section 409A including, if necessary, amending this Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that the Company shall not be required to assume any increased economic burden.

(b)

Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of the Agreement and no payments shall be due to him under the Agreement which are payable upon his termination of employment until he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

(c)

To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid within thirty (30) days following the first business day after the date that is six months following his termination of employment (or upon his death, if earlier).  In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to the Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A.

(d)

With respect to expenses eligible for reimbursement or in-kind benefits, if any, provided under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in another taxable year, (ii) any reimbursements of such expenses and the provision of any in-kind benefits shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A, and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.

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(e)

For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii).

17.Dispute Resolution.  The Parties agree that any controversy, dispute or claim arising out of or relating to the Agreement or breach thereof, including without limitation Executive’s employment with or separation of employment from Company, and all claims, to the extent allowable by law, that Company or any of its representatives engaged in conduct prohibited on any basis under any federal, state, or local statute, including federal or state discrimination statutes or public policy, shall be resolved by final, binding and conclusive arbitration in Maricopa County, Arizona, with a sole arbitrator to be mutually agreed upon by the Parties.  The Parties shall bear equally the cost of the arbitrator.  The arbitration shall occur within thirty (30) days of selection of the arbitrator and shall be administered by the American Arbitration Association under its Employment Arbitration Rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Any arbitration award may, in the discretion of the arbitrator, include reasonable attorneys’ fees and costs of the prevailing party.  “Attorneys’ fees and costs” mean all reasonable pre-award expenses, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone costs, witness fees and attorneys’ fees.  Any award of attorney’s fees and costs to which Executive may be entitled shall be paid by Company, on or before December 31 of the calendar year following the year of the conclusion of the arbitration.  Either party may apply to the arbitrator to seek injunctive relief until the arbitration award is rendered or the matter is otherwise resolved.  Notwithstanding the foregoing, either party also may, without waiving any remedy under the Agreement, seek from any court having jurisdiction any interim or provisional relief, including a temporary restraining order, an injunction both preliminary and final, and any other appropriate equitable relief, that is necessary to protect the rights or property of that party, pending the retention and decision of the arbitrator.

18.No Conflict.  Executive hereby represents and warrants that he is under no conflicting duty or contractual or other legal obligation that would prevent him from executing this Agreement or performing the duties of President and CEO of the Company.

19.No Waivers.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement.  Rights granted the parties hereto herein are cumulative and the election of one shall not constitute a waiver of such party’s right to assert all other legal remedies available under the circumstances.

20.Notices.  All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally or by local courier, (ii) upon confirmation of receipt when such notice or other communication is sent by facsimile, or (iii) one day after timely delivery to an overnight delivery courier.  The addresses for such notices shall be as follows:

TO THE COMPANY:

Insight Enterprises, Inc.
Attn: General Counsel
6820 South Harl Avenue
Tempe, Arizona 85283

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TO EXECUTIVE:

At the most recent address on file in the records of the Company.

21.Severability.  The provisions of this Agreement are severable and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby unless as a result of such severing the remaining provisions or enforceable parts do not substantially reflect the intention of the parties in entering into this Agreement.

22.Successors and Assigns.  This is an agreement for personal services and may not be assigned by Executive.  The rights and obligations of the parties under this Agreement shall inure to the benefit of and be binding upon their successors, heirs and assigns, including the survivor upon any merger, consolidation or combination of the Company with any other entity.

23.Entire Agreement and Amendments.  This Agreement sets forth the entire agreement of the parties hereto and supersedes all prior agreements, negotiations, understandings and covenants (except as otherwise provided herein) with respect to the subject matter hereof, including any offer letter provided to Executive.  This Agreement may be amended, modified or canceled only by mutual agreement of the parties and only in writing.

24.Counterparts.  This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INSIGHT ENTERPRISES, INC. /s/ Richard E. Allen	KENNETH T. LAMNECK /s/ Kenneth T. Lamneck
By: Richard E. Allen Its: Chair of the Compensation Committee

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